SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant         X
                               ---
Filed by a Party other than the Registrant      |_|

Check the appropriate box

      Preliminary Proxy Statement
---
 X       Definitive Proxy Statement
---
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
---

                                  Calton, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

 X    No fee required
---
      Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.
---

1)    Title of each class of securities to which transaction applies:

________________________________________________________________________________

2)    Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

________________________________________________________________________________

4)    Proposed maximum aggregate value of transaction:

________________________________________________________________________________

5)    Total Fee Paid:

________________________________________________________________________________

      Fee paid previously with preliminary materials
---
--- Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount previously paid:___________________________________________________

2)    Form, Schedule or Registration Statement No.______________________________

3)    Filing party:_____________________________________________________________

4)    Date Filed:_______________________________________________________________

                                  CALTON, INC.
                                 500 CRAIG ROAD
                        MANALAPAN, NEW JERSEY 07726-8790


                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 30, 1998

                                   ----------


TO THE SHAREHOLDERS OF CALTON, INC.

     The Annual Meeting of the Shareholders of CALTON, INC. (the "Company") will be held on Thursday, April 30, 1998 at the Company's offices at 500 Craig Road, Manalapan, New Jersey at 10:00 a.m., local time, for the following purposes:

          1. To elect one director.

          2. To transact such other business as may properly come before the meeting or any adjournmentthereof.

     Holders of Common Stock of record at the close of business on March 18, 1998, are entitled to notice of and to vote at the meeting.


                                          By Order of the Board of Directors,


                                                 ROBERT A. FOURNIADIS
                                                       Secretary



Manalapan, New Jersey
March 25, 1998


     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                  CALTON, INC.

                                   ----------

                                 PROXY STATEMENT

                                   ----------

GENERAL INFORMATION

     This Proxy Statement is furnished to the holders of Calton, Inc. (the "Company" or "Calton") Common Stock, $.01 par value ("Common Stock"), in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on April 30, 1998, and at any adjournment thereof (the "meeting" or "annual meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. Holders of Common Stock are referred to herein collectively as the "shareholders." A form of proxy for use at the meeting is also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about March 25, 1998. The executive offices of the Company are located at 500 Craig Road, Manalapan, New Jersey 07726-8790.

     Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the meeting. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted IN FAVOR OF the election of the nominee for director named herein. Management is not aware at the date hereof of any matters to be presented at the meeting other than the election of a director. If any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission or letter.

VOTING SECURITIES

     The voting securities entitled to vote at the meeting consist of shares of Common Stock, with each share entitling its owner to one vote on an equal basis. On March 18, 1998, the number of outstanding shares of Common Stock was 26,631,781. Only shareholders of record on the books of the Company at the close of business on March 18, 1998 will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote, is required for the election of directors. The proxy card provides space for a shareholder to withhold votes for the nominee for the Board of Directors.

     All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, authority withheld for the nominee for director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of the votes cast on the election of director and will have the same effect as a negative vote. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to each person who, as of March 18, 1998, is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Securities Exchange Act of 1934, as amended) of more than five percent (5%) of the Company's Common Stock. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares:

                                                   Amount and            Percent
                                                    Nature of              of
Name of Beneficial Owner                      Beneficial Ownership        Class
------------------------                      --------------------       ------
Anthony J. Caldarone .....................         7,436,218(1)           27.4%
Joyce P. Caldarone .......................         4,778,218(2)           17.6%
Apollo Homes Partners, L.P.(3) ...........         2,658,000(4)           10.0%
Frederick J. Jaindl(5) ...................         1,640,150               6.2%
Goldman Sachs & Co.(6) ...................         1,344,600               5.0%

----------

(1) Includes an aggregate of 1,395,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, 500,000 shares subject to currently exercisable options granted under the Company's 1996 Equity Incentive Plan (the "1996 Option Plan"), 11,437 shares held through the Company's 401(k) Plan and 2,658,000 shares held by Apollo Homes Partners, L.P. ("Apollo Homes"), which Mr. Caldarone has the right to vote in the election of directors pursuant to a proxy granted to him by Apollo Homes which expires in November 1998. In addition, under the terms of a stock purchase agreement between Mr. Caldarone and Apollo Homes, Mr. Caldarone was granted certain rights of first offer with respect to the shares of Calton Common Stock owned by Apollo. The agreement also grants Apollo certain "tag-along rights" to sell shares of Calton Common Stock in the event of, and along with, certain transfers of Common Stock made by Mr. and/or Mrs. Caldarone, and contains provisions requiring (a) Apollo, under certain circumstances, to sell the Common Stock owned by it in the event that Mr. and Mrs. Caldarone sell all of the securities of the Company that they own and (b) Mr. and Mrs. Caldarone to offer to Apollo, under certain circumstances, the opportunity to purchase a pro rata portion of additional securities acquired by Mr. and/or Mrs. Caldarone from the Company. Each of the rights described above terminates in November 1998.

(2) Includes an aggregate of 3,383,009 shares beneficially owned by Anthony J. Caldarone, Mrs. Caldarone's husband, as to which shares she disclaims any beneficial interest.

(3) The sole general partner of Apollo Homes is AIF II, L.P., a Delaware limited partnership. The managing general partner of AIF II, L.P. is Apollo Advisors, whose principal offices are located at Two Manhattanville Road, Purchase, New York 10577. Apollo Capital Management, Inc. ("ACM") is the general partner of Apollo Advisors. Shareholdings information is based upon Apollo Homes' Schedule 13D, as amended to November 21, 1995.

(4) See note 1 above for a description of certain rights granted by Apollo Homes to Anthony J. Caldarone with respect to these shares.

(5) Such holder maintains an address at c/o Jaindl Farms, 3150 Coffeetown Road, Orefield, Pennsylvania 12609. Shareholdings information is based upon the
     Schedule 13D of such holder, as amended to January 12, 1998.

(6) The principal offices of such shareholder are located at 85 Broad Street, New York, New York 10004. Shareholdings information is based upon the
     Schedule 13D, as amended to May 5, 1995, of Goldman Sachs & Co., the direct owner, and The Goldman Sachs Group, L.P., which indicates that each of such entities is a beneficial owner of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 18, 1998, with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each director and nominee for director, each of the Named Officers (as defined in the section captioned "Executive Compensation") who is currently an officer of the Company and by all directors and executive officers as a group. Except as set forth in the footnotes to the table,the shareholders have sole voting and investment power over such shares.

                                                       Amount and        Percent
                                                        Nature of          of
Name of Beneficial Owner                          Beneficial Ownership    Class
------------------------                          --------------------   ------
Anthony J. Caldarone ...........................      7,436,218(1)        27.4%
J. Ernest Brophy ...............................         45,770(2)        (3)
Mark N. Fessel .................................         38,457(2)        (3)
Frank Cavell Smith, Jr. ........................         20,000(2)        (3)
Bradley A. Little ..............................        203,063(4)        (3)
Robert A. Fourniadis ...........................        202,319(5)        (3)
All Directors and Executive Officers as
  a Group (6 persons)(1)(2)(4) and (5) .........      7,928,594           28.8%

----------

(1) Includes an aggregate of 1,395,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, 500,000 shares subject to currently exercisable options granted under the 1996 Option Plan, 11,437 shares held through the Company's 401(k) Plan and 2,658,000 shares held by Apollo Homes which Mr. Caldarone has the right to vote in the election of directors pursuant to a proxy granted to him by Apollo Homes. See note 1 to the table presented under the caption "Principal Shareholders."

(2) Includes 20,000 shares subject to currently exercisable options granted under the 1996 Option Plan.

(3) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(4) Includes 181,667 shares subject to currently exercisable options granted under the 1996 Option Plan and the Company's Amended and Restated 1993 Non-Qualified Stock Option Plan (the "1993 Option Plan" and, collectively with the 1996 Option Plan, the "Option Plans") and 21,396 shares held through the Company's 401(k) Plan.

(5) Includes 178,667 shares subject to currently exercisable options granted under the Option Plans and 23,652 shares held through the Company's 401(k) Plan.

                              ELECTION OF DIRECTOR

     The Company's by-laws provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members. The Board of Directors is divided into four classes, with each class to hold office for a term of four years and the term of office of one class to expire each year. The Board of Directors has fixed the number of directors at four, one of whom is to be elected at the 1998 annual meeting, one whose term expires at the annual meeting in 1999, one whose term expires at the annual meeting in 2000 and one whose term expires at the annual meeting in 2001.

     J. Ernest Brophy is the incumbent director whose term expires at the 1998 annual meeting. The Board has nominated Mr. Brophy for election to the class of Directors whose term expires at the annual meeting in 2002. It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election as director of Mr. Brophy. If Mr. Brophy should be unable to serve, the proxies will be voted for the election of a substitute nominee, if any, designated by the Board of Directors. The Company is not aware of any reason why Mr. Brophy, if elected, would be unable to serve as a director.

     Set forth below is certain biographical information with respect to the nominee for election to the Board and the directors whose terms of office will continue after the 1998 annual meeting.

Nominee for Election for a Four-Year Term
Expiring at the 2002 Annual Meeting.

     J. ERNEST BROPHY. Mr. Brophy, age, 73, a self-employed attorney and certified public accountant specializing in tax consultation to clients engaged in the construction business, was reappointed as a Director of Calton in November 1995, having served in such capacity from March 1983 through November 1985 and from April 1986 until through May 1993 when the Company and certain of its subsidiaries consummated a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan of Reorganization"). From 1992 through March 1996, Mr. Brophy served as Chief Financial Officer and a director of Hurdy-Gurdy International, Inc., a company that marketed sorbet products.


Director Continuing in Office until 1999 Annual Meeting.

     MARK N. FESSEL. Mr. Fessel, age 41, was initially designated as a Director of Calton by the holders of a majority in outstanding principal amount of the Company's 12 5/8% Subordinated Notes (the "Subordinated Notes") pursuant to the Plan of Reorganization in May 1993. Since 1985, Mr. Fessel has owned and operated a real estate company and has acted as principal in numerous commercial and residential real estate developments throughout the northeast. In 1984, Mr. Fessel served as the Vice President of Acquisitions of the Meredith Organization, a nationally recognized real estate developer.


Director Continuing in Office until 2000 Annual Meeting.

     FRANK CAVELL SMITH, JR. Mr. Smith, age 52, was initially designated as a Director of Calton by the holders of a majority in outstanding principal amount of Subordinated Notes pursuant to the Plan of Reorganization in May 1993. Since 1990, Mr. Smith has been associated with the MEG Companies as a Senior Consultant responsible for corporate real estate consulting activities. From 1977 to 1990, Mr. Smith served as a Real Estate Consultant and Real Estate Development Manager for The Spaulding Co., Inc. Mr. Smith also is an adjunct faculty member at Boston University and a member of the Board of Trustees of Shelter, Inc.


Director Continuing in Office until 2001 Annual Meeting.

     ANTHONY J. CALDARONE. Mr. Caldarone, age 60, was reappointed as Chairman, President, Chief Executive Officer and a Director of Calton in November 1995, having previously served in such capacities from the inception of the Company in 1981 through May 1993 when the Company consummated the Plan of Reorganization. From June 1993 through October 1995, Mr. Caldarone served as a Director of the Company.


MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

     During the fiscal year ended November 30, 1997, the Board of Directors held five meetings and acted by unanimous written consent on three occasions. During fiscal 1997, each member of the Company's current Board of Directors attended all of the meetings of the Board of Directors and all of the meetings of the committees on which he served. See the section captioned "Directors' Compensation" for a discussion of fees paid by the Company to its directors for their services.

     During fiscal 1997, the Board of Directors had two standing committees: the Audit Committee and the Compensation Committee.

     The Audit Committee currently consists of Mr. Brophy and Mr. Smith. The functions performed by the Audit Committee are, among other things, to recommend to the Board of Directors the auditors to be engaged as the Company's independent public accountants, to review the proposed plan and scope for the annual audit and the results of such audit when completed, to review the services rendered by the auditors and the fees charged for such services, to determine the effect, if any, on the independent public accountants' independence of the performance of any non-audit services and to review the plan, scope and results of the Company's internal audit operations. During fiscal 1997, the Audit Committee held three meetings.

     Messrs. Fessel and Smith are members of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees of the Company on a periodic basis, subject to approval of the Board, and administers the Company's Incentive Compensation Plan, the Option Plans and severance policy for the Company's senior executives. One meeting of the Compensation Committee was held during fiscal 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended November 30, 1997, 1996 and 1995, of the Chief Executive Officer of the Company in fiscal 1997 and the other executive officers of the Company who earned salary and bonuses in fiscal 1997 in excess of $100,000 (collectively, the "Named Officers"):

                                                                                 Long Term
                                            Annual Compensation Awards         Compensation
                                       -------------------------------------   ------------
                                                                                  Awards
                                                                               ------------
                                                                                Securities     All Other
      Name and                                                  Other Annual    Underlying   Compensation
Principal Position(1)         Year     Salary($)  Bonus($)(2)   Compensation    Options (#)  ($)(3)(4)(5)
---------------------         ----     ---------  -----------   ------------    -----------  ------------

Anthony J. Caldarone          1997     $250,000     $52,000      $   --              --         $16,726(6)
  Chairman, Chief             1996      250,000      20,000       57,532(7)          --             475
  Executive Officer           1995        7,692         --           --          500,000(8)         240
  & President (9)

Bradley A. Little             1997      148,333      45,000          --          215,000(10)      9,636
  Senior Vice President--     1996      140,000      15,000          --           25,000          7,586
  Finance & Treasurer         1995      137,917         --           --          185,000(11)     14,004

Robert A. Fourniadis          1997      125,416      25,000          --          180,000(12)      8,147
  Senior Vice President--     1996      122,500      10,000          --           10,000          7,014
  Legal & Secretary           1995      120,417         --           --          185,000(11)     13,812


----------

(1) Each of the individuals named in the above table served as an officer of the Company's wholly owned subsidiary, Calton Homes, Inc. ("Calton Homes"), during all or a portion of the three years ended November 30, 1997. All cash compensation included in the above table was paid or accrued by Calton Homes.

(2) Represents amounts accrued in fiscal 1997 and fiscal 1996 and paid in the subsequent fiscal year to the Named Officers pursuant to the Company's Incentive Compensation Plan (the "Incentive Plan"). The Incentive Plan provides for an incentive compensation pool equal to ten percent (10%) of the Company's annual pre-tax income, subject to certain adjustments to pre-tax income that may be made by the Compensation Committee to remove the effect of events or transactions not in the ordinary course of the Company's operations. No such adjustments were made for the fiscal years 1996 or 1997, and the incentive compensation pools for such years were $120,000 in fiscal 1996 and $270,000 in fiscal 1997. No Incentive Plan Awards were made with respect to fiscal 1995. Officers and key operations and senior corporate management employees (the "Eligible Employees") of the Company and its subsidiaries are eligible for participation in the Incentive Plan. In addition, a portion of the incentive compensation pool established under the Incentive Plan may be used for bonuses to full time employees who do not otherwise have an opportunity to obtain a specified level of commissions or bonuses. The Eligible Employees are determined each fiscal year by the Compensation Committee based on the recommendations of the President and Chief Executive Officer of the Company. An Eligible Employee may not receive a distribution from the incentive compensation pool for any fiscal year that exceeds the lesser of twenty percent (20%) of the available incentive compensation pool or one hundred percent (100%) of the Eligible Employee's base salary for such fiscal year, unless otherwise provided in the Eligible Employee's employment agreement with the Company. The Compensation Committee ultimately determines the percentage, if any, of the incentive compensation pool for a fiscal year to be awarded to an Eligible Employee.

(3) Includes amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). All full-time employees who have completed more than one year of service with the Company are eligible to participate in the 401(k) Plan which allows eligible employees to save up to 18% of their pre-tax compensation (subject to a maximum amount per year established annually pursuant to the Internal Revenue Code of 1986, as amended) through a payroll deduction. Subject to the discretion of its Board of Directors, the Company may make matching contributions to the 401(k) Plan in the form of cash or Common Stock. The Company's matching contribution for fiscal 1997 was made in Common Stock and the Company anticipates that its matching contribution for the next fiscal year will be made in the form of Common Stock. Amounts contributed by the Company to the accounts of the Named Officers for fiscal 1997 (including the dollar value of contributions made in the form of Common Stock) were as follows: Mr. Caldarone--$1,034; Mr. Little--$1,316; and Mr. Fourniadis--$1,298.

 (4) Includes automobile allowances in fiscal 1997 as follows: Mr. Caldarone--$7,200; Mr. Little--$6,000; and Mr. Fourniadis--$6,000.

 (5) Includes cost of premiums paid by the Company under a program which provides officers of the Company with additional life insurance (supplementing the coverage available under the Company's group life insurance plan) as follows: Mr. Caldarone--$7,242; Mr. Little--$1,320; and Mr. Fourniadis--$849.

 (6) Includes $1,250 paid to Mr. Caldarone in connection with his election not to participate in the Company's group health insurance plan.

 (7) Includes (i) automobile allowance of $8,040, (ii) $45,000 paid for relocation expenses, (iii) $3,450 of premiums paid by the Company under the program which provides officers with additional life insurance and (iv) $1,042 paid to Mr. Caldarone in connection with his election not to participate in the Company's group health insurance plan.

 (8) Represents options to purchase Common Stock which were granted to Mr. Caldarone effective January 31, 1996 pursuant to his employment agreement with the Company.

 (9) Mr. Caldarone was reappointed Chairman, President and Chief Executive Officer of the Company on November 21, 1995 having previously served in such capacities from the Company's inception through May 1993.

(10) Represents 30,000 shares underlying options granted in January 1998 for services rendered in fiscal 1997 and 185,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1997.

(11) Represents 25,000 shares underlying options granted in January 1996 for services rendered in fiscal 1995 and 160,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1995.

(12) Represents 10,000 shares underlying options granted in January 1998 for services rendered in fiscal 1997 and 170,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1997.

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are not full time employees of Calton were each entitled in fiscal 1997 to annual compensation of $20,000 for service as a director. Calton paid or accrued a total of $66,000 in director fees to members of the Board of Directors during fiscal year 1997 ($6,300 of which was paid in the form of Common Stock pursuant to elections permitted under the 1996 Option Plan). Directors are reimbursed for travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are not full time employees are paid a participation fee of $1,000 for each committee meeting attended. In addition, under the terms of the 1996 Option Plan, each non-employee director is awarded options to purchase 10,000 shares of the Company's Common Stock each time such director is elected or re-elected to the Board of Directors and each time that an annual meeting of shareholders is held during the term of such director. In order to receive the award, an incumbent non-employee director must have attended 75% of all Board meetings and 75% of all meetings of Board committees of which the director is a member during the prior 12 months. Options to purchase an aggregate of 30,000 shares of Common Stock at an exercise price of $.37 per share (the fair market value of the Common Stock on the date of grant) were granted to non-employee directors pursuant to the 1996 Option Plan in fiscal 1997.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

     Effective November 21, 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Anthony J. Caldarone, Chairman, President and Chief Executive Officer of the Company. The term of the Employment Agreement will end on November 30, 1999. Pursuant to the Employment Agreement,Mr. Caldarone will receive a minimum annual salary of $250,000 ("Base Compensation") which may be increased by the Board or a committee thereof. Mr. Caldarone is entitled to participate in any bonus compensation or benefit plan or arrangement provided by the Company to its employees or senior level executives, including the Company's

Incentive Plan. Under the Employment Agreement, Mr. Caldarone may be awarded up to thirty percent (30%) of the Incentive Plan's designated incentive compensation for any fiscal year and, subject to such limitation, is entitled to not less than one-half of the average percentage that all awards to other Eligible Participants are of the respective Eligible Participants' base salary for the relevant fiscal year. Mr. Caldarone is entitled to be reimbursed by the Company for certain automobile expenses and was granted options to purchase 500,000 shares of Common Stock under the 1996 Option Plan pursuant to the Employment Agreement.

     If the Employment Agreement is terminated by reason of Mr. Caldarone's death, the Company is obliged to reimburse Mr. Caldarone's designated beneficiaries the cost of COBRA benefits, other than long-term disability coverage, for a period of 18 months following the date of death. If the Employment Agreement is terminated by reason of Mr. Caldarone's disability, Mr. Caldarone will be entitled to receive a lump sum cash payment equal to one years' Base Compensation (the "Severance Compensation") from the Company as well as the cost of COBRA benefits, other than long-term disability, for him and his family for a period of 18 months following the date of termination, and continue to participate in any group life insurance or supplemental life insurance program of the Company then in effect for a period of 18 months following the date of termination (collectively, the "Severance Benefits"). The Company may terminate the Employment Agreement for just cause in the event Mr. Caldarone is convicted of a felony in connection with his duties as an officer of the Company, if the commission of such felony resulted in a personal financial benefit to Mr. Caldarone. Upon termination for just cause by the Company, Mr. Caldarone is not entitled to receive any Severance Compensation or Severance Benefits. If the Company terminates the Employment Agreement without just cause, Mr. Caldarone is entitled to the Severance Compensation and Severance Benefits. If the Company terminates the Employment Agreement by issuing a notice of non-extension, Mr. Caldarone is entitled to receive a lump sum cash payment equal to one years' Base Compensation as well as the Severance Benefits. Mr. Caldarone may terminate the Employment Agreement for just cause and receive Severance Compensation and Severance Benefits, if (i) the Board fails to re-elect him as each of Chairman, President and Chief Executive Officer of the Company, (ii) the Board significantly reduces the nature and scope of his authorities, powers, duties and functions, (iii) the Company breaches any material covenant of the Employment Agreement, or (iv) the Company consents to Mr. Caldarone's retirement. If Mr. Caldarone terminates the Employment Agreement without just cause or by issuing a notice of non-extension, he is not entitled to the Severance Compensation or Severance Benefits. After the date of termination of Mr. Caldarone's employment for any of the reasons specified herein and in the Employment Agreement, Mr. Caldarone will not receive any further salary payments under the Employment Agreement.

     For the term of the Employment Agreement and for a period of twelve (12) months following termination of Mr. Caldarone's employment, other than for just cause by the Company or without just cause by Mr. Caldarone, Mr. Caldarone is restricted from competing with the Company in certain regions in which the Company is actively engaged in business.

SEVERANCE POLICY FOR SENIOR EXECUTIVES

     The Company has established a severance compensation policy for senior level executives who have been employed by the Company for more than one year (the "Severance Policy"). To become eligible to participate in the Severance Policy, a senior level executive must be selected by the Company's Compensation Committee and approved by the Board of Directors ("Eligible Participants"). Under the Severance Policy, an Eligible Participant whose employment is terminated is entitled to receive one month's base salary for each year employed by the Company, pro rated for any partial year, but in no event less than six month's base salary; provided, however, that the Eligible Participants who were designated to participate in the Severance Policy in August 1993 (Mr. Little and Mr. Fourniadis) are entitled to receive twelve month's base salary. In addition, the Company will pay all amounts required to be paid by the Eligible Participants to continue insurance coverage under COBRA for a period of time equal to the number of months on which the severance compensation is based. The severance compensation for Eligible Participants who are parties to employment agreements will be governed by the terms of such agreements. Eligible Participants who resign voluntarily or who are terminated for cause (as defined in the Severance Policy) will not be eligible for severance compensation.

OPTION GRANTS

     Shown below is further information with respect to grants of stock options in fiscal 1997 to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."

                                              Individual Grants
                            -----------------------------------------------------     Potential Realizable
                              Number of      Percent                                    Value at Assumed
                             Securities      of Total                                 Annual Rates of Stock
                               Under-        Options                                   Price Appreciation
                               lying        Granted to   Exercise or                    for Option Term
                              Options      Employees in  Base Price    Expiration     -------------------
    Name                    Granted (#)     Fiscal Year    ($/Sh)        Date(1)      5% ($)      10% ($)
    ----                    -----------     -----------    ------      ----------     ------      -------
Bradley A. Little .......    30,000(1)          2.1%        $.50        1/29/2008     $ 9,447     $23,906
                             25,000(2)          1.7%         .41        4/24/2006       5,083      12,271
                             60,000(2)          4.1%         .41        1/25/2005      10,015      23,338
                            100,000(2)          6.8%         .41        7/23/2005      18,134      42,892

Robert A. Fourniadis ....    10,000(1)          0.7%         .50        1/29/2008       3,149       7,969
                             10,000(2)          0.7%         .41        4/24/2006       2,033       4,908
                             60,000(2)          4.1%         .41        1/25/2005      10,015      23,338
                            100,000(2)          6.8%         .41        7/23/2005      18,134      42,892

----------

(1) Represents shares of Common Stock underlying options granted in January 1998 for services rendered in fiscal 1997. These options are exercisable cumulatively in five equal annual installments commencing on the first anniversary of the date of grant.

(2) Represents shares of Common Stock underlying options which were repriced in January 1997. The options expiring in April 2006 are exercisable in five equal annual installments during the five year period which commenced in April 1996. The options which expire in January 2005 and July 2005 are exercisable in three equal annual installments during the three year periods which commenced January 1995 and July 1995, respectively.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to the value of unexercised options to purchase the Company's Common Stock held by the Named Officers at November 30, 1997. No options were exercised by the Named Officers in fiscal 1997.

                                  Number of Securities             Value of Unexercised
                                 Underlying Unexercised                In-The-Money
                               Options Held At FY-End (#)        Options At FY-End ($)(1)
                               ---------------------------      ---------------------------
      Name                     Exercisable / Unexercisable      Exercisable / Unexercisable
      ----                     -----------   -------------      -----------   -------------
Anthony J. Caldarone .......     500,000          --              $48,125          --
Bradley A. Little ..........     173,334        36,666              6,013        $2,725
Robert A. Fourniadis .......     170,334        24,666              5,923         2,365


----------

(1) Represents market value of shares covered by in-the-money options on November 28, 1997 (the last day of fiscal 1997 on which the Common Stock was traded on the American Stock Exchange). The closing price of the Common Stock on such date was $.44. Options are in-the-money if the market value of shares covered thereby is greater than the option exercise price.

REPORT ON OPTION REPRICING

     Shown below is information with respect to all repricings of options held by any executive officer of the Company during the ten fiscal years ended November 30, 1997. Except as indicated in the notes to the table set forth below, information with respect to the market price of the Common Stock reflects the market price of the Company's Common Stock on the date of the repricing.

                                         TEN-YEAR OPTION REPRICINGS

                                                                                                        Length of
                                               Number of                                                 Original
                                               Securities    Market Price                               Option Term
                                               Underlying    of Stock at  Exercise Price                Remaining at
                                                 Options       Time of       at Time of                   Date of
                                               Repriced or   Repricing or   Repricing or  New Exercise   Repricing
       Name                          Date       Amended(#)   Amendment($)   Amendment($)    Price($)     Amendment
       ----                          ----       ----------   ------------   ------------    --------     ---------

Bradley A. Little ..............    1/28/97       25,000         $.41          $.53           $.41       9 yr 3 mo
  Senior Vice                       1/28/97       60,000          .41           .50            .41       8 yr
  President-Finance                 1/28/97      100,000          .41           .50            .41       8 yr 6 mo
  and Treasurer                     4/18/95       60,000          .50           .72            .50       9 yr 9 mo
                                    4/18/95      100,000          .50          1.94            .50       8 yr 3 mo

Robert A. Fourniadis ...........    1/28/97       10,000          .41           .53            .41       9 yr 3 mo
  Senior Vice                       1/28/97       60,000          .41           .50            .41       8 yr
  President-Legal                   1/28/97      100,000          .41           .50            .41       8 yr 6 mo
  and Secretary                     4/18/95       60,000          .50           .72            .50       9 yr 9 mo
                                    4/18/95      100,000          .50          1.94            .50       8 yr 3 mo
                                    1/31/90       20,000(1)       .75(1)(2)    1.79(1)         (3)       4 yr 3 mo

Douglas T. Noakes ..............    4/18/95       564,564         .50          1.53            .50       8 yr 1 mo
  Former Chief                      4/18/95       120,000         .50           .72            .50       9 yr 9 mo
  Executive Officer                 5/28/93(4)    564,564        1.75(1)(5)     .50(1)(4)     1.53      12 yr 1 mo
  and President

Peter M. Pizza .................    1/31/90        30,000(1)      .75(1)(2)    2.62(1)         .75(1)(6)    (6)
  Former Senior
  Vice President
  and Treasurer


----------

(1)  Does not reflect a 20 for 1 reverse split effected in May 1993.

(2) Represents the last sales price of the Company's Common Stock on the New York Stock Exchange on the date the adjustment to the exercise price of the options was made.

(3) The per share exercise price was adjusted to $.75 if exercised prior to June 30, 1990, $.77 if exercised prior to September 30, 1990, $.79 if exercised prior to December 31, 1990, and $.81 if exercised prior to March 31, 1991. These options are no longer outstanding.

(4) For purposes of this Option Repricing Table, the date of repricing of options granted to Mr. Noakes in 1992 is deemed to be May 28, 1993, the date the Plan of Reorganization was consummated and the options were approved by the Board of Directors.

(5) Represents the arithmetic average of the highest and lowest sales prices of the Company's Common Stock on the American Stock Exchange on June 2, 1993, the date the Common Stock issued in connection with the Plan of Reorganization began trading on the American Stock Exchange.

(6)  Options were exercised and the purchase price was paid with a promissory note issued by the optionee. Thereafter, the per share purchase price was reduced to $.75 and a corresponding reduction was made to the amount of the note.

                              CORPORATE PERFORMANCE

     Set forth below is a performance graph which graph compares the percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from June 2, 1993, the date the Common Stock issued in connection with the consummation of the Plan of Reorganization began trading on the American Stock Exchange, to November 30, 1997, with the cumulative total return on the American Stock Exchange Market Value Index and peer group indices(1) over the same period (assuming the investment of $100 in the Company's Common Stock, the American Stock Exchange Market Value Index and the peer group indices on June 2, 1993 and that all dividends were reinvested).



                   [GRAPHICAL REPRESENTATION OF CHART BELOW]


                        6/3/93  11/30/93  11/30/94  11/30/95  11/30/96  11/30/97
                       -------  --------  --------  --------  --------  --------
CALTON, INC. ......... $100.00   $112.50   $ 46.88   $ 21.88   $ 15.63   $ 21.88
AMEX MARKET INDEX .... $100.00   $107.30   $102.13   $128.32   $138.43   $158.13
FORMER PEER GROUP .... $100.00   $116.40   $ 66.33   $105.44   $111.08   $155.51
CURRENT PEER GROUP ... $100.00   $113.31   $ 57.73   $ 95.93   $101.74   $118.82

----------

(1) The current peer group (the "Current Peer Group") selected by the Company is comprised, for the most part, of companies in the homebuilding industry that are of the same or similar size as the Company and compete in some or all of the same markets as the Company in recent years. The homebuilding companies in the Current Peer Group are: Hovnanian Enterprises, Inc., Toll Brothers, Inc., Oriole Homes Corp., Washington Homes, Inc., FPA Corp. and Sundance Homes, Inc. The peer group selected for the Company's 1997 Proxy Statement (the "Former Peer Group") included Lennar Corp., Pulte Home Corp. and Continental Homes Corp. In selecting the Current Peer Group, the Company replaced these corporations with Washington Homes, Inc., FPA Corp. and Sundance Homes, Inc. The Company believes that the corporations added to the Current Peer Group are more similar to the Company in terms of size and scope of operations than the corporations replaced.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee (the "Compensation Committee" or "Committee") currently consists of Mark N. Fessel and Frank Cavell Smith, Jr. No such person was an officer or employee of the Company during fiscal 1997 or was formerly an officer or employee of the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

     The Compensation Committee is currently comprised of independent, non-employee directors. It is charged with the responsibility of reviewing and approving the compensation of the Company's officers and administration of the Company's Incentive Plan, the Option Plans and severance policy for the Company's senior executives.

     The Committee has determined that the Company's policies for compensation, including base compensation, incentive compensation and benefits, should be guided by the marketplace. Noting the cyclical nature of the homebuilding industry and the importance of controlling fixed costs, the Committee has determined that the blend of base salary and incentive compensation offered to the Company's executive officers should emphasize performance based incentive compensation over base salary compensation. To accomplish the Committee's compensation objectives for the Company and to attract, motivate and retain key executives for the management and long term success of the Company, the Company has developed compensation programs which provide executive officers a base salary and the opportunity to earn additional compensation based on the profits and overall success of the Company. Compensation programs include salary and incentive plans.

     The Company's executive compensation programs have three principal components: base salary, incentive compensation awards and stock option grants. Factors considered when determining the base salary for an officer of the Company include the position of the officer, the amount of responsibility associated with such position, past performance of such responsibilities, dedication to the pursuit of achieving individual and Company goals and the overall results of the Company. The Committee believes that the base salaries of the Company's executive officers are generally below or similar to the amounts paid to comparable officers at other companies of the same or similar size and business as the Company, including, for the most part, the companies contained in the peer group selected by the Company in preparation of the performance graph presented herein, and, therefore, incentive compensation in the form of awards under the Incentive Plan and stock option grants are key components of the total compensation paid or awarded to officers of Calton. The type and amount of incentive compensation is a function of the performance of both Company and individual participants in the particular plan. For example, the Company's Incentive Plan is a cash based plan directly linked to the Company's financial performance while the Option Plans provide a method whereby the officers can share in the long-term growth and success of the Company. The Committee believes these components collectively provide an appropriate relationship between an executive's compensation and the Company's financial performance.

     The Compensation Committee reviews the performance of the Chief Executive Officer and other officers of the Company annually. The Compensation Committee makes recommendations to the Board with respect to salaries and determines awards to be made under the Incentive Plan. The Compensation Committee also determines recipients of, and the number of shares to be covered by, options granted under the Option Plans to all employees, including officers. Incentive compensation and stock option grants for executive officers are determined by evaluating the performance of the individuals reviewed, their contributions to the performance of the Company, their responsibilities, experience and potential, their period of service at current salary and compensation practices for comparable positions at other companies. Financial results, nonfinancial measures and the Chief Executive Officer's evaluation of other executive officers are considered.

     In November 1995, the Board of Directors appointed Anthony J. Caldarone as Chairman, President and Chief Executive Officer of the Company. Mr. Caldarone had previously served in such capacity from the inception of the Company in 1981 through May 1993. In connection with the appointment of Mr. Caldarone as Chairman, President and Chief Executive Officer, the Board approved an employment agreement between the Company and Mr. Caldarone which provides for a minimum base salary of $250,000 per year and pursuant to which options to purchase

500,000 shares of Calton Common Stock at a price of $.34375 per share (110% of the trading price of the Common Stock on the date of grant) were granted to Mr. Caldarone under the 1996 Option Plan. In approving the employment agreement and the compensation payable thereunder, the Board considered the compensation paid to chief executive officers of similarly situated companies, as well as Mr. Caldarone's qualifications and prior experience in serving in such capacity. See "Employment Agreement with Chief Executive Officer" for a more detailed description of the terms of the employment agreement between the Company and Mr. Caldarone. In January 1998, the Committee reviewed Mr. Caldarone's compensation, considering the performance of the Company in fiscal 1997 as compared to its competitors, the fact that Mr. Caldarone had not received any salary increase or stock option grants since his return to the Company in 1995 and the completion of two significant transactions during fiscal 1997: the refinancing of the Company's revolving credit facility and the sale of the Company's Florida homebuilding operations. Based upon this information and a review of other actions implemented by Mr. Caldarone to position the Company for future growth, the Committee increased Mr. Caldarone's annual salary to $275,000 and awarded Mr. Caldarone 19.3% of the incentive compensation awarded to participants in the Incentive Plan, which amounted to $52,000. The total amount of incentive compensation available for participants in the Incentive Plan for fiscal 1997 was $270,000.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. The Company believes that compensation paid to its officers under all of its compensation plans, except the Incentive Plan, will qualify as performance based compensation, and will therefore be exempt from the $1,000,000 deduction limit.

     COMPENSATION COMMITTEE:

        Mark N. Fessel
        Frank Cavell Smith, Jr.


CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Goldman, Sachs & Co., which is the beneficial owner of approximately 5% of the Company's Common Stock, is affiliated with one of the lenders under the Company's prior revolving credit facility (the "Facility") which was retired in fiscal 1997 by the repayment of $39.4 million, representing a 7% discount to the aggregate amount outstanding under the Facility at the time it was retired. The Goldman, Sachs & Co. affiliate held a 22.5% interest in amounts outstanding under the Facility at the time of the retirement.

                                  ANNUAL REPORT

     The annual report to shareholders for the fiscal year ended November 30, 1997 accompanies this Proxy Statement. Coopers & Lybrand L.L.P. ("Coopers & Lybrand") has audited the financial statements of the Company for the three fiscal years ended November 30, 1997, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Selection of the independent public accountants for the Company is made by the Board of Directors. On October 21, 1997, the Company's Board of Directors approved the engagement of Coopers & Lybrand to serve as the Company's independent public accountants for fiscal 1997. Coopers & Lybrand has served as the Company's auditors since 1988. The Board of Directors has not yet met to select the Company's independent public accountants for the current fiscal year.

     As previously stated under the caption "Election of Directors," the Company's Board of Directors has an Audit Committee consisting of outside directors, and the present members of the committee are Mr. Brophy and Mr. Smith.

     A representative of Coopers & Lybrand will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals for presentation at the Company's next annual meeting must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 25, 1998. The Company's by-laws contain certain procedures which must be followed in connection with shareholder proposals.

     THE MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR FOR THE NOMINEE TO THE BOARD OF DIRECTORS.

     THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, CALTON, INC., 500 CRAIG ROAD, MANALAPAN, NEW JERSEY 07726-8790.

     ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND IN THEIR PROXIES IN THE ENCLOSED ENVELOPE WITHOUT DELAY TO FIRST CITY TRANSFER COMPANY, P.O. BOX 170, ISELIN, NEW JERSEY 08830. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.


                                          ROBERT A. FOURNIADIS
                                          Secretary



March 25, 1998

--------------------------------------------------------------------------------

                                  CALTON, INC.

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 1998

P                  THIS PROXY IS BEING SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF CALTON, INC.
R
     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and
O appoints Anthony J. Caldarone and Robert A. Fourniadis and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with
X full power of substitution, to vote with respect to all the shares of Common Stock of CALTON, INC., standing in the name of the undersigned at
Y the close of business on March 18, 1998, at the annual meeting of shareholders to be held at the Company's offices at 500 Craig Road, Manalapan, New Jersey and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side hereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, AND IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED FOR THE ELECTION OF J. ERNEST BROPHY AS DIRECTOR.


                                  COMMON STOCK

                                                                  ------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                  ------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                 (This proxy is continued from the reverse side)

     Please mark your                                             |
[x]  votes as in this                                             |    0000
     example.                                                     |______

--------------------------------------------------------------------------------

1.   ELECTION OF DIRECTOR: J. Ernest Brophy

                          FOR      WITHHELD

                          [ ]         [ ]

--------------------------------------------------------------------------------

2. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.


                                         Dated:___________________________, 1998

                                         _______________________________________

                                         _______________________________________

                                         IMPORTANT: Please sign exactly as name
                                         appears at the left. Each joint owner
                                         should sign. Executors, administrators,
                                         trustees, etc. should give full title.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.